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Exhibit 99.2

[Cowen and Company, LLC Letterhead]

October 16, 2008

Board of Directors
Pharmacopeia, Inc.
3000 Eastpark Boulevard
Cranbury, NJ 08512

Ladies and Gentlemen:

        We hereby consent to the inclusion of our opinion letter, dated September 23, 2008, to the Board of Directors of Pharmacopeia, Inc. (the "Company") regarding the proposed merger between the Company and Margaux Acquisition Corp., a wholly-owned subsidiary of Ligand Pharmaceuticals, Incorporated ("Ligand"), in the Proxy Statement/Prospectus that forms a part of Ligand's Registration Statement on Form S-4 to which this consent is filed as an exhibit (the "Registration Statement") and to the references to our firm and to our opinion in such Registration Statement under the captions "Summary—Opinion of Pharmacopeia's Financial Advisor," "The Mergers—Background of the Mergers," "The Merger—Pharmacopeia's Reasons for the Mergers; Recommendation of Pharmacopeia Board of Directors" and "The Merger—Opinion of Pharmacopeia's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, or that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Very truly yours,
/s/ COWEN AND COMPANY, LLC Cowen and Company, LLC

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  Exhibit 99.2
[Cowen and Company, LLC Letterhead]